EXHIBIT 5

                                BRIAN F. FAULKNER
                         A PROFESSIONAL LAW CORPORATION
                         27127 CALLE ARROYO, SUITE 1923
                      SAN JUAN CAPISTRANO, CALIFORNIA 92675
                                 (949) 240-1361

January 20, 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.

Washington, D.C. 20549

Re:  FreeStar Technology Corporation - Form S-8 POS

Dear Sir/Madame:

         I have acted as counsel to FreeStar Technology Corporation, a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 POS relating to the registration of 15,000,000 shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 4), and 20,000,000 Shares which are issuable pursuant to the Company's Amended and Restated Stock Incentive Plan (Amendment No. 3).

         In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

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         Based  upon  and in  reliance  on the  foregoing,  and  subject  to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

         My opinion is limited by and subject to the following:

                  (a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

                  (b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

                  (c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada laws. I express no opinion as to the laws of any other jurisdiction.

                                                        Sincerely,


                                                        /s/ Brian F. Faulkner
                                                        ---------------------
                                                        Brian F. Faulkner, Esq.
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